Exhibit 99.1
News Release

COMPANY CONTACT
Doug Baker
Applied Nanotech Holdings, Inc.
248.391.0612
dbaker@appliednanotech.net

Applied Nanotech Announces Formation of Business Development Advisory Committee

Austin, TX, August 24, 2009 – Applied Nanotech Holdings, Inc. (OTC BB: APNT) announced that it has a formed a special advisory committee to the Board of Directors to assist in formulating and implementing business development activities. This business development advisory committee will be headed by Director Paul Rocheleau and will also include board member Clint Everton and members of management. The committee intends to add other qualified outsiders in the near future.

“We have a greater breadth of technology and more opportunities than at any time in the history of the company,” said Doug Baker, Chief Executive Officer of APNT. “The most important thing that we can do now to take advantage of those opportunities is to make sure that we focus our resources on bringing in revenue to bring us to profitability.”

“I look forward to helping the Company realize its full potential and begin commercializing its technology,” said Paul Rocheleau, Director of APNT. “With a concentrated focus, I believe that we can accelerate the revenue growth of the Company.”

In addition, the Company announced that Director Rick Stark has resigned as a Director of the Company due to constraints on his available time.

“On behalf of the entire board, I want to convey my deep appreciation to Rick for his significant contribution to the Company over the last two years,” said Dr. Robert Ronstadt, Chairman of APNT. “I also want to thank Paul and Clint for stepping up to lead our business development initiative.”

ABOUT APPLIED NANOTECH HOLDINGS, INC.

Applied Nanotech Holdings, Inc. is a premier research and commercialization organization focused on solving problems at the molecular level. Its team of PhD level scientists and engineers work with companies and other organizations to solve technical impasses and create innovations that will create a competitive advantage. The business model is to license patents and technology to partners that will manufacture and distribute products using the technology. Applied Nanotech has over 250 patents or patents pending. APNT also possesses investments related to electronic digitized sign technology. Applied Nanotech’s website is www.appliednanotech.net.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2008, and in reports subsequently filed by us with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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